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                                                                    EXHIBIT 99.2


                                                                   NR00-15
                                                                   July 20, 2000

[VASTAR LETTERHEAD]

FOR IMMEDIATE RELEASE

VASTAR RESOURCES DECLARES COMMON DIVIDEND

     Houston, Texas -- Vastar Resources, Inc. (NYSE: VRI) today declared a quarterly dividend of $0.075 per common share, to be paid on September 1, 2000 to stockholders of record August 4, 2000.

     Vastar Resources, Inc., headquartered in Houston, Texas, finds, develops and produces natural gas and liquid hydrocarbons. The company is currently active in more than 100 producing fields, with production in the Gulf of Mexico shelf, Gulf Coast, Rocky Mountains and Mid-Continent areas, and a growing exploratory and development presence in the Gulf of Mexico deepwater trend. Additional information on Vastar is available on the company's website at www.vastar.com.


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Contact:  James Bartlett, (281) 584-3448 (media)
          Ellen DeSanctis, (281) 584-3477 (financial)


During the quarter Vastar's board of directors recommended approval of an $83-per-share cash merger offer from BP Amoco (NYSE: BPA) to acquire the
18.2 percent of Vastar's common stock that is currently publicly held. BP Amoco already owns 81.8 percent of Vastar's shares. Vastar has filed a preliminary proxy statement with the Securities and Exchange Commission relating to a special meeting of shareholders to consider the proposed transaction. Vastar shareholders are strongly advised to read the company's proxy statement relating to the shareholder vote when it becomes available, as it will contain important information. Shareholders will be able to obtain the proxy statement and any amendments thereto and other filed documents for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, Vastar Resources, Inc. will mail the proxy statement to each shareholder of record on the record date established for the shareholders meeting and will also make additional copies of the proxy statement and any amendments thereto available for free to Vastar's shareholders. Please direct your request for the proxy statement to Ellen DeSanctis, manager of Investor Relations and Corporate Communications, Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, telephone (281) 584-3477.